Exhibit 99.1

NOTICE

TO THE HOLDERS OF

LIVENT CORPORATION

4.125% CONVERTIBLE SENIOR NOTES DUE 2025

CUSIP No. 53814L AB4

ISIN No. US53814LAB45

LIVENT CORPORATION

February 13, 2025

On October 9, 2024, Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (“Arcadium”), entered into a Transaction Agreement (the “Transaction Agreement”) with Rio Tinto Western Holdings Limited, a private limited company incorporated under the laws of England and Wales, and Rio Tinto BM Subsidiary Limited, a private limited company incorporated under the laws of England & Wales (the “Buyer”), pursuant to which the Buyer will acquire the entire issued and to be issued share capital of Arcadium, comprised of ordinary shares, par value $1.00 per share (the “Ordinary Shares”), including the ordinary shares represented by the CHESS depositary interests issued by the Company and listed on the Australian Securities Exchange) (together with the Ordinary Shares, the “Arcadium Shares”) (collectively, the “Transaction”).

The Transaction Agreement provides for the implementation of a Royal Court of Jersey (the “Court”) approved scheme of arrangement pursuant to which the Buyer will acquire all Arcadium Shares in issue as of the time that an act of the Court sanctioning the scheme of arrangement has been delivered to the Registrar of Companies in Jersey for registration (the “Effective Time”) and the shareholders of Arcadium will be entitled, in accordance with the terms of the scheme of arrangement, to receive an amount in cash, without interest, equal to $5.85 per Arcadium Share that is in issue immediately prior to the Effective Time (the “Per Share Consideration”).

The Transaction is a Merger Event under the Indenture.

NOTICE IS HEREBY GIVEN that, pursuant to Section 14.10(b) of that certain Indenture, dated as of June 25, 2020 (the “Indenture”), by and between Livent Corporation, a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association) (the “Trustee”), as amended and supplemented by (i) that certain First Supplemental Indenture, dated as of January 4, 2024, by and among the Company, Arcadium and the Trustee and (ii) that certain Second Supplemental Indenture, dated as of January 1, 2025, by and among the Company, Arcadium and the Trustee, that the date on which the Transaction is expected to become effective or occur is March 6, 2025, and the date as of which it is expected that the holders of record of Arcadium Shares shall be entitled to exchange their Arcadium Shares for the Per Share Consideration is March 6, 2025, in each case, subject to certain closing conditions, including receipt of regulatory approvals and sanction by the Court.

The closing of the Transaction upon the Effective Time will also result in a Make-Whole Fundamental Change under the Indenture. The Company will provide a separate notice of Make-Whole Fundamental Change in accordance with Section 14.03(b) of the Indenture. At the Effective Time of the Transaction, the Company will also execute with the Trustee a supplemental indenture providing that for any conversion of Notes following the Effective Time, the Conversion Obligation shall be calculated based solely on the Stock Price, which is the Per Share Consideration, and shall be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the Conversion Rate (including any adjustment for Additional Shares) multiplied by the Per Share Consideration.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture. This notice is qualified in its entirety by the terms and conditions outlined in the Indenture.

The CUSIP and ISIN numbers referred to above have been assigned to the Notes by an organization not affiliated with the Company or the Trustee and are included solely for the convenience of the Holders. Neither the Company nor the Trustee shall be responsible for the selection or use of these CUSIP or ISIN numbers, nor is any representation made as to their correctness or accuracy on the Notes or as indicated in this notice.

[Signature Page Follows]

LIVENT CORPORATION

By:	/s/ Gilberto Antoniazzi
Name:	Gilberto Antoniazzi
Title:	Vice President and Chief Financial Officer